Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-261768) pertaining to the 2021 Omnibus Employee Incentive Plan of Bakkt Holdings, Inc. and in the Registration Statement (Form S-8 No. 333- 262037) pertaining to the Second Amended and Restated Bakkt Equity Incentive Plan of Bakkt Opco Holdings, LLC of our report dated March 24, 2023, with respect to the consolidated financial statements of Bakkt Holdings, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2022.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 24, 2023